SCHEDULE A

Compensation pursuant to Section 4 of Subadvisory Agreement shall be calculated at the rate shown below based on the average daily net assets that are subject to the Subadviser's investment discretion in the relevant funds.

FUND                                            RATE

AZL Oppenheimer Developing Markets Fund         0.70%

AZL Oppenheimer Global Fund                     0.60% on the first $10 million
                                                0.50% on the next $90 million
                                                0.45% thereafter

AZL Oppenheimer International Growth Fund       0.65% on the first $10 million
                                                0.60% on the next $90 million
                                                0.50% thereafter

AZL Oppenheimer Main Street Fund                0.50% on the first $10 million
                                                0.45% on the next $90 million
                                                0.40% thereafter



ALLIANZ LIFE ADVISERS, LLC              OPPENHEIMERFUNDS, INC.

By: /s/ Brian Muench                    By: /s/ Christina Nasta

Name: Brian Muench                      Name:   Christina Nasta

Title: Vice President                   Title:  Vice President




Date:  August 24, 2006